Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
AMONG
MOTOROLA, INC.,
MOTOROLA GTG SUBSIDIARY VI CORP.
AND
TERAYON COMMUNICATION SYSTEMS, INC.
DATED AS OF APRIL 21, 2007

i

(continued)

(continued)

(continued)

DEFINED TERMS

Term	Section

1995 Plan	5.2(a)
1997 Plan	5.2(a)
1998 ESPP	4.4(a)
1998 Plan	5.2(a)
1999 Plan	5.2(a)
Actions	5.8(a)
Adverse Recommendation Notice	7.2(c)(i)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	7.5(b)
Apportionment Schedule	7.16(a)
Bid	5.17
Burdensome Condition	8.2(c)(i)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(b)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.4(a)
Company Benefit Plans	5.9(a)
Company Board	5.1(a)
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company ESP Plans	4.4(a)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Lease	5.16(b)
Company Material Adverse Effect	5.1(d)
Company Material Contract	5.5(a)
Company Meeting	7.4
Company Net Cash	5.8(c)
Company Non-U.S. Benefit Plan	5.9(f)
Company Options Plans	5.2(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Representatives	7.2(a)
Company Rights Agreement	5.2(c)
Company SEC Reports	5.6(a)
Company Software	5.15(h)

v

Term	Section

Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4(b)
Competing Transaction	7.2(c)(ii)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Contracts	5.4(b)
Copyrights	5.15(q)(i)
Costs	7.12(a)
Delaware Law	Recitals
Dissenting Shares	4.6(a)
Effective Time	1.2
Employees	5.13(a)
Environmental Law	5.11(a)
ERISA	5.9(a)
ERISA Affiliate	5.9(a)
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.2(e)
Governmental Entity	5.4(a)
Hazardous Substance	5.11(a)
HSR Act	5.1(d)
Indebtedness	5.8(c)
Indemnified Parties	7.12(a)
Intellectual Property	5.15(q)(ii)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
knowledge	10.12
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Limited License	5.15(o)
Litigation Insurance Policy	7.15
Material Environmental Reports	5.11(a)
Major Customer	5.5(a)(iii)
Major Customer Contract	5.5(a)(iii)
Major Supplier	5.5(a)(v)
Maximum Premium	7.12(b)
Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble
NASD	5.6(f)
Option Holder	4.3
Option Payment	4.3
Order	8.1(c)
Outside Date	9.2(a)

Term	Section

Owned Intellectual Property	5.15(q)(iii)
Parent	Preamble
Parent Material Adverse Effect	6.1
Patents	5.15(q)(iv)
Permitted Liens	5.16(e)
Person	4.2(b)
Pink Sheets	5.2(a)
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Restatement	8.2(h)
Rights	5.2(c)
Sarbanes-Oxley Act	5.6(a)
SEC	5.2(e)
SEC Investigation	8.2(j)
Section 7.16(a) Notice	7.16(a)
Securities Act	5.2(e)
Shareholder Approval	5.3(a)
Software	5.15(q)(v)
Stockholder Agreement	Recitals
Subsidiary	5.1(d)
Superior Proposal	7.2(c)(iii)
Surviving Corporation	1.1
Takeover Proposal	7.2(c)(iv)
Takeover Statute	5.22
Target Net Cash Amount	8.2(k)
Tax	5.12(b)
Tax Return	5.12(b)
Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(c)(v)
Third Party Embedded Software	5.15(c)
Third Party IP Licenses	5.15(d)
Third Party Licenses	5.15(d)
Third Party Software Licenses	5.15(c)
Trademarks	5.15(q)(vi)
Voting Debt	5.2(c)
Waiting Period	9.3(a)

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 21, 2007, by and among Terayon Communication Systems, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary VI Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes collectively referred to herein as the “Constituent Corporations.”
RECITALS
          WHEREAS, Parent and the respective boards of directors of Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for in this Agreement;
          WHEREAS, the respective boards of directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger (as defined below);
          WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger;
          WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;
          NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger is referred to as the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” “Business Day” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois are authorized or obligated by law or executive order to close.
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub will become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.
ARTICLE II
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION
     2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit A, until later amended as provided in the Charter or by applicable Law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as follows: “The name of the corporation is Terayon Communication Systems, Inc.”. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.
     2.2 The By-Laws. At the Effective Time, the by-laws of the Company in effect at the Effective Time will be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”), until later amended as provided in the By-Laws or by applicable Law.
ARTICLE III
OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION
     3.1 Directors. The directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the board of directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.
     3.2 Officers. The officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV
CONVERSION OF SECURITIES
     4.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub, the following will occur:
          (a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub or any direct or indirect Subsidiaries of Parent immediately prior to the Effective Time will be cancelled and will cease to exist and no payment will be made with respect thereto.
          (c) Merger Consideration for Company Common Stock. Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive $1.80 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.6).
          (d) Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted; provided, however, that no such adjustment will be made for issuances of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the conversion, exchange or exercise of any outstanding securities which are in existence as of the date of this Agreement or permitted by the terms hereof to be issued after the date hereof.
     4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
          (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and reasonably approved by the Company prior to the date of this Agreement (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”). Pending distribution of the cash deposited with the Exchange Agent, such cash will be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and will not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) will be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that (i) such investments will be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (ii) no such investments will have maturities that could prevent or delay payments to be made pursuant to this Article IV.
          (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and as reasonably approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or effective affidavit of loss required by Section 4.2(g)) for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, subject to any required withholding Taxes pursuant to Section 4.2(f), and the surrendered Certificate will immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates. In the event a transfer of ownership of Company Common Stock is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that (A) the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer, and (B) the Person requesting payment (I) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate, or (II) establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate (or effective affidavit of loss required by Section 4.2(g)) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2. The term “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (c) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates will cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.6) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in this Article IV.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the date that is 180 days after the Effective Time will be delivered to Parent, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 will be entitled to receive, upon demand, only from Parent payment of its claim for the Merger Consideration, without interest.

          (e) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law related to Taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) will be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
          (g) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.
     4.3 Company Options. Each Company Stock Option (as defined in Section 5.2(a)), to the extent outstanding and unexercised as of the Effective Time, shall be cancelled and shall thereafter no longer be exercisable except that the holder thereof (the “Option Holder”) shall be entitled to a payment in cash (the “Option Payment”), as of the Effective Time, in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Company, for the benefit of the Option Holders, cash in an amount equal the aggregate amount of all Option Payments. Each Option Payment shall be paid by the Company or its agent to the applicable Option Holder as promptly as reasonably practicable after the Closing Date. The Company Board (or an appropriate committee thereof) agrees to adopt resolutions to amend the Company Stock Plans to approve and effectuate the foregoing.
     4.4 Employee Stock Purchase Plans. The Company shall take all actions with respect to the 1998 Employee Stock Purchase Plan, as amended (the “1998 ESPP”) and the 1998 Employee Stock Purchase Plan for Foreign Employees (the “Foreign Employees ESPP”, and together with the 1998 ESPP, the “Company ESP Plans”) as are necessary to assure that (i) the Company ESP Plans shall continue to be suspended, (ii) there shall not be any additional Offering Period (as defined in the 1998 ESPP) or additional Purchase Period (as defined in the Foreign Employees ESPP), as the case may be, commencing following the date of this Agreement, and (iii) immediately prior to the Effective Time, the Company ESP Plans are terminated.
     4.5 Actions by the Company. Except as contemplated by Section 4.3, the Company shall take all actions necessary to ensure that from and after the Effective Time the Surviving Corporation is not bound by any options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements to which the Company is a party which would entitle any Person (other than Parent) to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, warrants, rights, awards, convertible debt securities, other convertible securities or similar arrangements.
     4.6 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, but the holder of Dissenting Shares will only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.
          (b) Notwithstanding the provisions of Section 4.6(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares will automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon compliance with the exchange procedures (including the surrender of the Certificate representing such shares) set forth in Section 4.2.
          (c) The Company shall give Parent (i) prompt written notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any section or paragraph qualifies (a) the corresponding section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
     5.1 Organization, Good Standing and Qualification; Subsidiaries.
          (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and, except as set forth on Section 5.1(a) of the Company Disclosure Schedule, is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the certificate of incorporation and by-laws (or equivalent governing instruments) of the Company and each of its Subsidiaries and all amendments to such instruments. The certificate of incorporation and by-laws (or equivalent governing instruments) of the Company and each of its Subsidiaries made available are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the board of directors of the Company (the “Company Board”), the board of directors of each Subsidiary of the Company and each committee of the Company Board and each board of directors of its Subsidiaries held between January 1, 2002 and April 20, 2007. As used in this Agreement “made available” means that the subject documents were posted for secure external viewing on the Company’s virtual data room in connection with negotiating this Agreement, or otherwise made available to Parent in writing.
          (b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.
          (c) Section 5.1(c) of the Company Disclosure Schedule contains a complete and accurate list of any and all Persons, not constituting Subsidiaries of the Company, of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).
          (d) The Company or a Subsidiary of the Company, as the case may be, owns all shares of capital stock or other securities owned by it in its Subsidiaries, and all Investments owned by it, free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”).
The term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries, and (ii) “Company Material Adverse Effect” means (X) any change or effect on the Company that is reasonably likely to prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement, or (Y) any materially adverse change in, or materially adverse effect on, either individually or in the aggregate with all such other adverse changes in or effects on, the condition (financial or otherwise), results of operations, operations, business, assets (including intangible assets) or liabilities of the Company and its Subsidiaries taken as a whole, excluding, in each case:

          (a) changes or effects that are primarily the result of general economic or business conditions, or conditions in financial or securities markets, in the United States;
          (b) changes or effects that are primarily the result of factors generally affecting the industries or markets in which the Company operates;
          (c) changes or effects that result from the effect of the public announcement or pendency of the transactions contemplated hereby on employees of the Company and its Subsidiaries or the public announcement by Parent of its plans with respect to the business of the Company or any of its Subsidiaries;
          (d) changes resulting from or arising out of actions taken pursuant (and/or required by) this Agreement or at the request of Parent, or the failure to take any actions due to restrictions set forth in this Agreement; provided, however, to the extent that the Company reasonably believes that taking any action required by this Agreement or at the request of Parent, or failing to take any action prohibited by this Agreement, could reasonably be expected to result in a Company Material Adverse Effect, only if the Company provides timely prior notification to Parent of such belief, and Parent does not provide timely relief from the provisions of this Agreement or its request, shall the changes or effects resulting from this subsection (d) be deemed to not constitute a Company Material Adverse Effect;
          (e) any changes in the price or trading volume of the Company’s stock on the Pink Sheets or other over the counter market; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such changes has or has not resulted in, or contributed to, a Company Material Adverse Effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect; or
          (f) any adverse changes arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof;
provided, further, that the Company successfully bears the burden of proving that any such change or effect in clause (a), (b) or (f) immediately above does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate. In addition, with respect to clause (a) or (b) above, the Company shall bear the burden of proving that any such change or effect primarily results from the factors identified in such clause.
     5.2 Capital Structure.
          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on April 20, 2007, 77,637,177 shares of Company Common Stock and no Preferred Shares were issued and outstanding. At the close of business on April 20, 2007, the Company had no shares of Company Common Stock or Preferred Shares reserved for issuance and no other form of equity award had been granted, except that: (i) 12,109,924 shares of Company Common Stock were reserved for issuance by the Company pursuant to outstanding options (a “Company Stock Option”) under the Company’s 1995 Stock Option Plan, as amended (the “1995 Plan”), 1997 Equity Incentive Plan, as amended (the “1997 Plan”), 1998 Non-Employee Director’s Stock Option Plan (the “1998 Plan”), 1999 Non-Officer Equity Incentive Plan (the “1999 Plan” and, together with the 1995 Plan, the 1997 Plan and the 1998 Plan, the “Company Option Plans”) or granted outside of the Company Option Plans; (ii) 1,812,024 shares of Company Common Stock were reserved for issuance and available for future grants under the Company Option Plans; (iii) 600,371 shares of Company Common Stock were reserved for issuance for future purchase rights under the Company ESP Plans (together with the Company Option Plans, the “Company Stock Plans”); (iv) 2,000,000 Preferred Shares were reserved for issuance in connection with the Company Rights Agreement (as defined below); and (v) 156,667 shares of Company Common Stock were held by the Company in its treasury. As of the date hereof, the Company has granted pursuant to the 1995 Plan and the 1999 Plan, 692 shares of Company Common Stock in the form of restricted stock, all of which are vested as of the date hereof and included in the number of issued and outstanding shares of Company Common Stock set forth above. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on April 20, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding Company Stock Options and restricted stock awards under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder of such option, the Company Stock Plan under which it was granted (or if it was granted outside of the Company Option Plans), the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting accelerates in any way by the execution of this Agreement, the consummation of the Merger or termination of employment or change in position following consummation of the Merger. No form of equity award, including, without limitation, shares of restricted stock or other similar rights is outstanding under the Company Option Plans, except for the Company Stock Options and restricted stock awards set forth on Section 5.2(a) of the Company Disclosure Schedule. There are no outstanding stock purchase rights under the Company ESP Plans. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, and the forms of all stock option agreements and notices of grants or awards evidencing Company Stock Options, and forms of all purchase or participation elections under the Company ESP Plans. As of the date hereof, the Company Common Stock is quoted on the “Pink Sheets” (the “Pink Sheets”), published by Pink Sheets, LLC.
          (b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.
          (c) Except as set forth above in this Section 5.2 or in Section 5.2(c) of the Company Disclosure Schedule, and except for the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of February 6, 2001 (the “Company Rights Agreement”), between the Company and Fleet National Bank, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units, restricted stock units, or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

          (d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor any of its Affiliates (as defined below) is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company, except for transfer restrictions under the terms of the Company Stock Options. Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.
          (e) Except as set forth on Section 5.2(e) of the Company Disclosure Schedule, (i) all Company Stock Options awarded under the Company Option Plans were duly and lawfully granted and approved in accordance with the requirements of the applicable corporate, Tax Laws, the Securities Act of 1933, as amended (the “Securities Act”), U.S. state securities Laws, any non-U.S. securities Laws and the terms of the applicable Company Stock Plan; (ii) the Company’s minutes, grantee documentation and other equity plan administration records each reflect the proper measurement date of each such Company Stock Option pursuant to the applicable requirements of United States generally accepted accounting principles (“GAAP”) in effect at the time of each grant; and (iii) all of the Company’s financial statements filed with the United States Securities and Exchange Commission (the “SEC”) have accounted for and reflected in accordance with GAAP in all material respects all awards, modifications, exchanges, or other transactions in connection with the Company Stock Plans. The fair market value of each Company Stock Option on the date of grant was established in accordance with a valuation methodology set forth under the terms of the applicable Company Stock Plan and meets the requirements of Sections 409A, 422 and 423 of the Code, as, and to the extent, applicable. All purchase rights previously granted under the Company ESP Plans were granted in accordance with all of the requirements of Section 423(b) of the Code. Except as set forth on Section 5.2(e) of the Company Disclosure Schedule, each Company Stock Option was granted with an exercise price per share that was not less than the fair market value per share of the Company Common Stock on the date of grant. The Company has complied in all material respects with all required income and payroll tax withholding and reporting requirements with respect to the Company Stock Plans and all grants, exercises, issuances and other transactions thereunder.
     5.3 Corporate Authority; Approval and Fairness.
          (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement and approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Shareholder Approval”), and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).
          (b) On or prior to the date hereof, the Company Board, acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for adoption and approval in accordance with Section 7.4 of this Agreement (the “Company Board Recommendation”), and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement. The Company Board has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that (subject to the assumptions and qualifications set forth in such opinion), as of the date of such opinion, the $1.80 in cash per share to be received by the holders of the shares of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
     5.4 Governmental Filings; No Violations; Certain Contracts, Etc.
          (a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) the pre-merger notification requirements under the HSR Act (or similar foreign filings, if applicable), (iii) applicable requirements, if any, of the Securities Act, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the requirement to file the Proxy Statement with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, and (v) the notifications, consents and approvals set forth in Section 5.4(a) of the Company Disclosure Schedule (all of such filings, approvals, notices, consents, orders, authorizations, registrations, declarations and notifications described in clauses (i) through (v) above, collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.
          (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral or written (“Contracts”) binding upon the Company or any of its Subsidiaries, or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration, creation or change that has not had, and is not reasonably expected to have, a Company Material Adverse Effect. Section 5.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all notices, consents or waivers that are expressly required under the provisions of the Contracts referred to in Section 5.5(a) or Contracts for Third Party Embedded Software or Third Party IP Licenses (other than software subject to open source or similar type license agreements) as a result of the Merger or other transactions contemplated by this Agreement or that are necessary to avoid the other party to any such Contract or

Third Party IP License having a right to terminate or claim a breach of any such agreement as a result of the Merger or other transactions contemplated by this Agreement.
     5.5 Contracts.
          (a) The term “Company Material Contract” means any of the following:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
     (ii) any employment, service or consulting Contract or arrangement with any current or former executive officer of the Company or member of the Company Board, and any employment, service or consulting Contract or arrangement with any other employee of the Company or its Subsidiaries that provides for at least $100,000 in base compensation, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;
     (iii) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries (A) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2006 in excess of one percent (1%) of the Company’s consolidated revenue during that period (each such customer, a “Major Customer,” and each Contract referenced in this Section 5.5(a)(iii)(A), a “Major Customer Contract”), or (B) that contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;
     (iv) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries that contains any (A) penalties imposed on the Company or any of its Subsidiaries for late delivery of the Company’s or any of its Subsidiaries’ products or breach of other performance obligations by the Company or any of its Subsidiaries, or (B) penalties (other than standard warranty obligations agreed to by the Company in the ordinary course of business) imposed on the Company or any of its Subsidiaries associated with repairs, returns or quality performance of the Company’s or any of its Subsidiaries’ products or services;
     (v) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended December 31, 2006 greater than $50,000 (each such supplier, a “Major Supplier”);
     (vi) (A) any Contract between the Company or any of its Subsidiaries and any sole source suppliers, or (B) original equipment manufacturer (OEM) Contracts, electronic manufacturing services (EMS) Contracts, original design and manufacturing supply (ODM) Contracts, third party logistics (3PL) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other Contract that licenses or otherwise authorizes any Person to design, manufacture, reproduce, develop or modify the products, services or technology of the Company and its Subsidiaries (other than agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business);

     (vii) Contracts (A) that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any rights of first refusal, rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;
     (viii) (A) any Contract containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, or to compete with any Person in any line of business or in the geographic locations in which any such Person may engage in business, or (B) any Contract otherwise prohibiting or limiting the right of the Company or any of its Subsidiaries to (x) make, sell or distribute any products or services or (y) use, transfer, license, distribute or enforce any Intellectual Property rights owned by the Company or any of its Subsidiaries immediately prior to the execution of such Contract;
     (ix) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person other than the Company’s Subsidiaries (including joint venture, partnership or other similar agreements);
     (x) any Contract which provides access to source code to any Person for all or any portion of any product of the Company or Owned Intellectual Property in any circumstance;
     (xi) any Contract or other arrangement constituting a “direct financial obligation” or “off-balance sheet arrangement” as defined under Item 2.03(c) and (d) in SEC Form 8-K (without regard to its materiality) and any other mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness of the Company or any of its Subsidiaries or extension of credit, other than accounts receivables and payables in the ordinary course of business;
     (xii) any settlement agreement entered into by the Company or, to the extent possessed by or available to the Company, by any current or former executive officer within five (5) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s employment or independent contractor’s service arrangement with the Company, or (B) settlement agreements with Persons other than Governmental Entities for cash only (which has been paid) that do not exceed $50,000 as to such settlement;
     (xiii) any Contract not described in clause (vi) above under which the Company or any of its Subsidiaries has (A) granted a license or other right to or under any Owned Intellectual Property or a sublicense or other right to or under any Intellectual Property licensed under a Third Party License, in each case to any Person, other than to customers, distributors and other resellers in the ordinary course of business, or (B) assigned any Intellectual Property previously owned by the Company or any of its Subsidiaries and material to the operation of their respective businesses, as applicable, to any Third Party within four (4) years prior to the date of this Agreement;

     (xiv) any Contract not otherwise described in this Section 5.5(a) which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) or fewer days’ notice;
     (xv) any Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $50,000 on an annual basis during the three (3) years prior to the date of this Agreement, or any such Contract pursuant to which the Company has ongoing obligations, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.
      (b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date of this Agreement. A complete and accurate copy of each Company Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto).
      (c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Except as set forth on Section 5.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of such Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party to such Contracts has repudiated by oral or written notice to the Company any material provision of any Company Material Contract.
      (d) During the last twelve (12) months, none of the Major Customers has terminated or failed to renew or informed the Company of any intention to materially reduce purchases under any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination or such reduced purchases from any of the Major Customers.
      (e) Section 5.5(e) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended December 31, 2006.
      (f) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.
      (g) Section 5.5(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons (including agents) through which the products of the Company and its Subsidiaries were marketed, sold or otherwise distributed during the twelve (12) months preceding the date of this Agreement. Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon ninety (90) days’ or less notice.
     5.6 SEC Filings; Financial Statements; Information Provided.
          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company files up to the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to as the “Company SEC Reports.” Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, the Company SEC Reports (i) were or will be filed on a timely basis (other than the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2005 and December 31, 2006, and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ending September 30, 2005 and March 31, June 30 and September 30, 2006), (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including (i) all SEC comment letters and responses to such comment letters by or on behalf of the Company, and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. There are no off-balance sheet arrangements as defined in Item 2.03(d) of SEC Form 8-K with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports or any such reports required to be filed in the future.
          (b) Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in or incorporated by reference in the Company SEC Reports at the time filed or to be filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or to be contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.
          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2006 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2006, or (iii) except as set forth on Section 5.6(c) of the Company Disclosure Schedule, that have not had, and are not reasonably expected to have, a material adverse impact on the Company and its Subsidiaries, taken as a whole.
          (d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use in the Proxy Statement.
          (e) The Company maintains disclosure controls and procedures and internal control over financial reporting as required under Rule 13a-15(a) promulgated under the Exchange Act. Except as set forth on Section 5.6(e)-1 of the Company Disclosure Schedule, such disclosure controls and procedures and such internal control over financial reporting were effective as of December 31, 2006, and the same are otherwise reasonably designed to comply with the respective definitions of such controls in Rules 13a-15(e) and (f) promulgated under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004, and Section 5.6(e)-1 of the Company Disclosure Schedule sets forth a summary of all current significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting. Except as set forth on Section 5.6(e)-2 of the Company Disclosure Schedule, since January 1, 2004, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiary that the Company or any such Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any of its committees or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.
          (f) The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) since the enactment of the Sarbanes-Oxley Act, the applicable provisions of the Sarbanes-Oxley Act at the time that such provisions became effective, and (ii) since the date that the Company Common Stock has been quoted on the Pink Sheets, the SEC and National Association of Securities Dealers (the “NASD”) rules applicable to companies quoted on the Pink Sheets (and since any such date, the Company has not given or been required to give notice to, and has not received notice from, the SEC, the NASD or any other Person, (x) to the effect that the Company is or may be in violation of any of the SEC or NASD rules applicable to companies quoted on the Pink Sheets or (y) with respect to non-compliance with the rules or regulations that would affect the eligibility of the Company Common Stock from being quoted on the Pink Sheets).
          (g) There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or an “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.
     5.7 Absence of Certain Changes. Since December 31, 2006, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and, since such date, except as set forth on Section 5.7 of the Company Disclosure Schedule, there has not been (a) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development, circumstance or occurrence or combination thereof which has had, or could reasonably be expected to have, a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date), (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, or (c) any other action or event that would have required the consent of Parent under Section 7.1 had such action or event occurred after the date of this Agreement.
     5.8 Litigation.
          (a) Except as set forth on Section 5.8(a)-1 of the Company Disclosure Schedule, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, or (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any Action against the Company or any of its Subsidiaries. Other than as set forth in Section 5.8(a)-2 of the Company Disclosure Schedule, there has not been since January 1, 2004, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any of its committees) or any Person at the request of the Company Board concerning any financial, accounting,

Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
          (b) The indemnification obligations of the Company (including advancement of expenses) with respect to any present or former directors, officers or employees of the Company and its Subsidiaries arising out of any past, pending or threatened proceedings or other events that have given rise to or may give rise to any indemnification obligations of the Company pursuant to any agreement, the certificate of incorporation or bylaws, as amended, of the Company, or any statute, are specified in Section 5.8(b) of the Company Disclosure Schedule.
          (c) Section 5.8(c)-1 of the Company Disclosure Schedule sets forth a list of (i) all Contracts of the Company and its Subsidiaries relating to Indebtedness, currently outstanding or that could become outstanding in the future, and (ii) the amount of such Indebtedness, including any accrued interest, as of the date of this Agreement. Section 5.8(c)-2 of the Company Disclosure Schedule sets forth, calculated as of the date of this Agreement, the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries less the aggregate amount of Indebtedness of the Company and its Subsidiaries (including, for the avoidance of doubt and without limitation, any penalties, premiums, liquidated damages or similar amounts relating to any Indebtedness that may become due and payable as a result of the execution of this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement) (such difference, the “Company Net Cash”).
The term “Indebtedness” means, with respect to any Person, (A) all indebtedness of such Person, whether or not contingent, for borrowed money, (B) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (C) all Indebtedness of others referred to in clauses (A) and (B) guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through a Contract (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss; provided, however, solely with respect to Section 5.8(c) above and Section 8.2(k), Indebtedness shall not be deemed to include intercompany amounts, capital lease obligations or any expenses or costs incurred by the Company pursuant to Section 7.15.
     5.9 Employee Benefits.
          (a) Section 5.9(a)-1 and Section 5.13(b) of the Company Disclosure Schedule lists all benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company, any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including health, dental, vision or life insurance coverage, vacation, loans, fringe benefits, severance benefits, change in control plan or agreements, disability benefits, deferred compensation, bonuses, stock options, stock ownership or purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans are referred to as “Company Non–U.S. Benefit Plans”). Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)-1 of the Company Disclosure Schedule, any amendments thereto, all summary plan descriptions, any summary of material modifications thereto, all other documents containing descriptions furnished to participants in a Company Benefit Plan, and any benefits schedule, trust instruments, insurance contracts or other funding vehicle forming a part of any such Company Benefit Plans, the Annual Report (Form 5500 series) and schedules, if any, for the most recent prior three (3) years and opinions of independent accountants to the extent required under applicable Law have been provided or made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each Company Benefit Plan which is a change in control plan or agreement of the Company or any of its Subsidiaries and each employment or retention agreement of the Company or any of its Subsidiaries, and complete and accurate copies of each such plan or agreement have been provided to Parent.
          (b) Except as set forth on Section 5.9(b) of the Company Disclosure Schedule, all Company Benefit Plans, other than Company Non–U.S. Benefit Plans (“Company U.S. Benefit Plans”), have been maintained and administered in all material respects in accordance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a current favorable opinion letter or determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan. Except as set forth on Section 5.9(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. Any Company Benefit Plan that is subject to Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A of the Code (or an available exemption therefrom).
          (c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes or ever has contributed to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company Pension Plans is or ever has been subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any liability, contingent or otherwise, in respect of any such Company Pension Plan.
          (d) Except as set forth on Section 5.9(d) of the Company Disclosure Schedule, all contributions required to be made under each Company Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Benefit Plan, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement.
          (e) There is no material litigation pending or, to the knowledge of the Company, threatened, relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. By its terms, the Company or its Subsidiaries may amend or terminate any Company ERISA Plan at any time without incurring any liability thereunder, other than termination fees under service provider contracts with respect to each such Company ERISA Plan, a true and complete copy of each such service provider contract having been provided to Parent, and other than in respect of claims incurred or vested benefits accrued prior to such amendment or termination, and to the knowledge of the Company, no summary plan description or other written communication distributed generally to participants or employees would prohibit the Company or its Subsidiaries from amending or terminating any such Company ERISA Plan.
          (f) There has been no amendment to, announcement by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants (including outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law and except for those agreements identified in Section 5.9(a)-2 of the Company Disclosure Schedule. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby (i) entitles any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) except as specifically contemplated in Section 4.3, accelerates the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increases the amount payable or results in any other material obligation pursuant to, any of the Company Benefit Plans or any Company Non-U.S. Benefit Plan. Neither the Company nor any of its Subsidiaries has entered into any contract, agreement, plan or arrangement covering any employee or former employee or independent contractor that, individually or collectively, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible by reason of Code Section 280G or would give rise to a payment that could subject the recipient to excise tax imposed by Code Section 4999.
          (g) All Company Non-U.S. Benefit Plans have been maintained and administered in all material respects in accordance with applicable local Law, and have received all necessary rulings or determinations as to the qualification (to the extent such concept or a comparable concept exists in the relevant jurisdiction) of such Company Non-U.S. Benefit Plans from the appropriate Governmental Entity. All Company Non-U.S. Benefit Plans, and all governmental plans, funds or programs to which the Company or any of its Subsidiaries contributes on behalf of any of their employees, are listed on Section 5.9(g) of the Company Disclosure Schedule. There is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Non-U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of such Company Non-U.S. Benefit Plans) that has resulted in, or is reasonably expected to result in, a material expense in respect of the Company or any of its Subsidiaries.

          (h) All material contributions required to be made under each Company Non-U.S. Benefit Plan, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date of this Agreement. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan.
     5.10 Compliance with Laws; Permits. Except as set forth on Section 5.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, authorizations, opinions, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except for violations or possible violations that (i) have not had, and are not reasonably expected to have, a Company Material Adverse Effect and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries, or any of their respective directors or officers. No (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which have not had, and are not reasonably expected to have, a Company Material Adverse Effect. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
     5.11 Environmental Matters.
          (a) Except for such matters that are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined below) during the previous five (5) years; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any property owned by any Third Party; (v) neither the Company nor any of its Subsidiaries has caused or could be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any Third Party pursuant to which it has assumed any liability or obligation under any Environmental

Law; (viii) there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably likely to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all Material Environmental Reports (as defined below), studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five (5) years.
The term (x) “Material Environmental Reports” means any reports generated by any third party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five (5) years, (y) “Environmental Law” means any applicable Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to Persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products, and (z) “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.
          (b) Except as set forth on Section 5.11 of the Company Disclosure Schedule, the products of the Company or any of its Subsidiaries sold or otherwise made available in the European Union market comply in all material respects with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive, and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, to the extent such directives and/or any legislation enacted or implemented thereunder by applicable European Union member nations are applicable to such products.
     5.12 Taxes.
          (a) The Company and each of its Subsidiaries (a) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (b) have paid or accrued for all Taxes that are required to be paid as shown in such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or other Person, except with respect to matters contested in good faith, and (c) have not waived any statute of limitations with respect to any material Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect. There are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or similar proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the federal income Tax Returns filed by the Company and its Subsidiaries for each of their respective Taxable years ending in 2005, 2004 and 2003. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date of this Agreement, except for any liability with respect to such Taxes that has been incurred in the ordinary course of business since the date of filing of such Company SEC Reports. None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated or combined group of which the Company is or was the common parent. None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2). With respect to any year for which the applicable statute of limitations is still open, none of the Company or any of its Subsidiaries has (i) engaged in a transaction of which it made disclosure to any Tax authority to avoid penalties, or (ii) participated in a “tax amnesty” or similar program offered by any Tax authority to avoid the assessment of penalties or other additions to Tax.
          (b) The term (i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
     5.13 Employees; Independent Contractors.
          (a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries as of the date of this Agreement, and will provide at Closing an updated list of such employees as of immediately before the Effective Time (“Employees”), along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation), promised increases in compensation or increases contemplated by the Company, promised promotions or promotions contemplated by the Company, accrued but unused sick and vacation leave, and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plans or Company Non-U.S. Benefit Plans, and has identified any Employees who are on a Company-approved leave of absence and the type of such approved leave. Except as set forth on Section 5.13(a) of the Company Disclosure Schedule, each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company in the form set forth in Section 5.13(a) of the Company Disclosure Schedule.
          (b) Section 5.13(b) of the Company Disclosure Schedule sets forth a list of all independent contractors performing services or under contract to perform future services for the Company or any of its Subsidiaries immediately before the Effective Time, and the Company has provided to Parent a copy of all contracts applicable to such independent contractors. To the knowledge of the Company, the Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.
          (c) To the knowledge of the Company, no Employee identified on Section 5.13(c) of the Company Disclosure Schedule under the heading “Key Employee” (“Key Employee”) has any plans to terminate employment with the Company or any of its Subsidiaries.
          (d) Except as set forth on Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council or representative of any employee group, or otherwise required to bargain with any union, works council or representative of any employee group, nor has the Company or any Subsidiary experienced within the last twenty-four (24) months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or, to the knowledge of the Company, threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four (24) months with respect to any employees of the Company or any of its Subsidiaries. There is no union, works council or representative of any employee group that must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
          (e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any unfair labor practice, and each of the Company and its Subsidiaries has complied in all material respects with applicable Laws, including foreign Laws, their own respective policies, including handbooks, work rules, or internal regulations, within the last twenty-four (24) months relating to employment or employment practices or termination of employment, including those relating to wages and hours, including overtime, rest and meal periods, discrimination in employment, occupational health and safety, fair employment practices, terms and conditions of employment, equal employment opportunity, benefits, workers’ compensation, and collective bargaining, including any applicable foreign national collective bargaining agreement. To the knowledge of the Company, except as set forth on Section 5.13(e) of the Company Disclosure Schedule, there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency. To the knowledge of the Company, all Employees have been properly classified as exempt or non-exempt in accordance with applicable Laws.
          (f) The Company and its Subsidiaries are in compliance with the Fair Credit Reporting Act and state and foreign counterparts.
          (g) The Company has distributed the California Department of Fair Employment and Housing pamphlet “Sexual Harassment is Forbidden by Law” (DFEH-185) or otherwise made a one-time dissemination of the DFEH mandated information to all former and current California employees.
          (h) Except as set forth on Section 5.13(h) of the Company Disclosure Schedule, neither the Company, any director or officer of the Company, nor, to the knowledge of the Company, any immediate family members of any director or officer, owns directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company and its Subsidiaries or which has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries, other than the ownership as a passive investor (i.e., where the Company, director, officer, or family member is not involved in any way in the management of the business) of less than one percent of the securities of a publicly traded corporation or mutual fund.
          (i) The Company and its Subsidiaries have properly paid all wages and salaries and employment Taxes (including social security Taxes and other payroll Taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance in all material respects with applicable Law.
          (j) To the knowledge of the Company, all Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration Laws.

          (k) To the knowledge of the Company, except as set forth on Section 5.13(k) of the Company Disclosure Schedule, no former or current employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation or confidentiality.
          (l) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve (12) months that is reasonably likely to give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local or foreign law or regulation.
          (m) The Company and its Subsidiaries have no affirmative action obligations under applicable law.
     5.14 Insurance. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Section 5.14 of the Company Disclosure Schedule, since January 1, 2004, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy, and each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.
     5.15 Intellectual Property.
          (a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property (as defined below), a correct and complete list of all (i) issued Patents (as defined below) and filed and pending applications for Patents, (ii) registered Trademarks (as defined below) and Trademarks for which registrations have been applied for, (iii) domain name registrations, and (iv) registered Copyrights (as defined below) and Copyrights for which registrations have been applied for, indicating for each of the foregoing (i)-(iv), the applicable jurisdiction, registration number (or application number) and date issued (or date filed). The Company and its Subsidiaries exclusively own, free and clear of all Liens (except for Permitted Liens), all right, title and interest in the Owned Intellectual Property.
          (b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule (i) are currently in compliance in all material respects with all applicable legal requirements (including, as applicable, application, registration and maintenance requirements, such as the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), (ii) are, to the knowledge of the Company, valid and enforceable and (iii) are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date. No Trademark listed in Section 5.15(a) of the Company Disclosure Schedule is currently involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such action has been threatened with respect to any of those Trademarks. No Patent owned by the Company is currently involved in any interference, reissue, re-examination or opposition proceeding and, to the knowledge of the Company, no such action has been threatened with respect to any such Patent.
          (c) Section 5.15(c)-1 of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other written agreements (excluding license agreements for off-the-shelf software applications programs having a price of less than $10,000 per copy, seat, CPU or named user) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives from a Third Party any right to use or distribute any Software (as defined below) (other than the Third Party Embedded Software (as defined below) and any Software licensed pursuant to a Limited

License (as defined below)), indicating for each such Contract and agreement the title, the parties and the date executed. Section 5.15(c)-2 of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Software that is contained or embedded in, and necessary for the operation and use of, any commercially available products of the Company (“Third Party Embedded Software” and, together with the Contracts and agreements listed in Section 5.15(c)-1 of the Company Disclosure Schedule, the “Third Party Software Licenses”). The Company has identified in Section 5.15(c)-1 and Section 5.15(c)-2 of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five (5) months after the date of this Agreement.
          (d) Except for the Third Party Software Licenses, Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other written arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property (as defined below) of a Third Party, indicating for each such Contract and written arrangement the title, the parties and the date executed (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”). To the knowledge of the Company, the Company and its Subsidiaries have valid and enforceable rights to use all of the Intellectual Property covered by the Third Party Licenses. The Company has identified in Section 5.15(d) of the Company Disclosure Schedule, for each Contract listed thereon, all royalties, honoraria or other fees (if any) that will become due or payable thereunder within five (5) months after the date of this Agreement. No royalties, honoraria or other fees are past due and owing by the Company or any of its Subsidiaries under the Third Party Licenses.
          (e) Except as set forth on Section 5.15(e)-1 of the Company Disclosure Schedule, the Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in and, to the knowledge of the Company, necessary for the operation of the Company’s business as currently conducted. The Company and its Subsidiaries have taken all reasonable steps to protect the Owned Intellectual Property, including reasonable steps to prevent and abate any infringement or misappropriation of the Owned Intellectual Property. Except as set forth on Section 5.15(e)-2 of the Company Disclosure Schedule, to the knowledge of the Company, no Third Party has challenged in writing to the Company the Company’s ownership, use, validity or enforceability of any of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to make, have made, sell, copy, distribute, modify, reverse engineer, or prepare derivatives of any Owned Intellectual Property (other than Copyrights in Company Software, which is addressed in the last sentence of Section 5.15(h) below), except pursuant to a written agreement (including via electronic means).
          (f) Except as set forth on Section 5.15(f)-1 of the Company Disclosure Schedule, to the knowledge of the Company, the conduct of the Company’s business as currently conducted and as it is intended to be conducted with respect to the development of the products and platforms set forth on Section 5.15(f)-2 of the Company Disclosure Schedule does not infringe upon any Intellectual Property rights of any Third Party. Except as set forth on Section 5.15(f)-3 of the Company Disclosure Schedule, no Third Party has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Third Party’s Intellectual Property rights are infringed by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries requires a license to any of such Third Party’s Intellectual Property rights in order for the Company or its Subsidiaries, as applicable, to be non-infringing, and neither the Company nor any of its Subsidiaries has received any written offer to license (or any other form of written notice of) any of such Third Party’s Intellectual Property rights.
          (g) To the knowledge of the Company, no Third Party is misappropriating, infringing, diluting or violating any Owned Intellectual Property. Except as set forth on Section 5.15(g)

of the Company Disclosure Schedule, no such claims have been brought or threatened against any Third Party by or on behalf of the Company or any of its Subsidiaries.
          (h) Section 5.15(h) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is owned by the Company or any of its Subsidiaries and sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries or authorized resellers to end user customers of the Company’s or its Subsidiaries’ products or services (the “Company Software”). The Company Software was developed either by (i) employees of the Company or its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13 of the Company Disclosure Schedule, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to enforceable written agreements. Neither the Company nor any of its Subsidiaries have licensed or otherwise authorized any Third Party to copy, distribute, modify, decompile, or prepare derivatives of any Company Software except pursuant to a written license agreement or other written arrangement.
          (i) Except as set forth on Section 5.15(i)-1 of the Company Disclosure Schedule, all material Trademarks of the Company and its Subsidiaries within the Owned Intellectual Property and currently used in the operation of the business of the Company or any of its Subsidiaries have been in continuous use by the Company or a Subsidiary of the Company, as applicable, since the date of their initial use in commerce. Except as set forth on Section 5.15(i)-2 of the Company Disclosure Schedule, to the knowledge of the Company, there has been no prior use of any registered Trademarks owned by the Company or any of its Subsidiaries or other action taken by any Third Party that would confer upon such Third Party superior rights in such Trademarks. The Company has taken reasonable steps to prevent infringement of the Trademarks referenced in the first sentence of this subsection (i).
          (j) The Copyrights within the Owned Intellectual Property have been solely (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13(a) of the Company Disclosure Schedule, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original author(s) or subsequent assignees. To the knowledge of the Company, the works covered by such Copyrights were not copies of, nor derived from, any work for which the Company or any of its Subsidiaries does not own the Copyrights. To the knowledge of the Company, no other Person has any claim to authorship or ownership of any part of any of the Copyrights within the Owned Intellectual Property.
          (k) The Patents within the Owned Intellectual Property relate solely to inventions (i) created by (A) employees of the Company and its Subsidiaries within the scope of their employment who have executed the confidentiality and assignment of inventions agreement set forth in Section 5.13(a) of the Company Disclosure Schedule, or (B) independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements, or (ii) acquired pursuant to an enforceable written assignment from the original inventor(s) or subsequent assignees (a complete and accurate list of all such agreements referenced in subsection (i)(B) and (ii) above is set forth on Section 5.15(k) of the Company Disclosure Schedule). The inventions covered by such Patents were not copies of, nor derived from, any invention for which the Company or any of its Subsidiaries does not own the Patent, and no other Person has any claim to inventorship or ownership of any part thereof.
          (l) The Company and its Subsidiaries have taken reasonable steps to protect their respective rights in material confidential information and trade secrets owned by them or disclosed to them by a Third Party and used in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant and contractor to execute proprietary information, invention assignment and confidentiality agreements, as appropriate, substantially consistent with the Company’s standard forms (complete and current copies of which have been delivered or made available to Parent). Except under valid and binding confidentiality obligations, there has been no material disclosure by the Company or any of its Subsidiaries to a Third Party of any confidential information or trade secrets used in connection with the conduct of the Company’s business.
          (m) The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens (except for Permitted Liens) and is in full force and effect. The Company has paid all fees required to maintain each such registration. To the knowledge of the Company, none of the Company’s registrations or uses of the domain names has been disturbed or placed “on hold” and neither the Company nor any of its Subsidiaries has received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.
          (n) All Company Software is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software. To the knowledge of the Company, all Software licensed from any Third Party is free from any material defect or programming or documentation error, including major bugs, logic errors or failures of such Software to operate in all material respects as described in the related documentation, and substantially conforms to the specifications of such Software. With respect to Company Software, the applications can be compiled from the associated source code in accordance with the means currently employed by the Company. Except for any components of the source code licensed in from Third Parties, the Company has actual and sole possession of the complete source code of the Company Software. Except as set forth on Section 5.15(n) of the Company Disclosure Schedule, other than the Company’s or any of its Subsidiaries’ delivery of the Company source code to third party escrow agents or their disclosure of such source code to Third Parties as part of a software development kit made available by the Company or any of its Subsidiaries in the ordinary course of business, no event has occurred, and to the knowledge of the Company no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Third Party of the source code for the Company Software. The Company Software (as used or distributed by the Company or its Subsidiaries) does not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other Software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities.
          (o) Except as set forth in Section 5.15(o) of the Company Disclosure Schedule, none of the Company Software or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for the Company Software to the general public, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Software, (iii) except as specifically permitted by Law, grants any right to any Third Party (other than the Company and its Subsidiaries) or otherwise allows any such Third Party to decompile, disassemble or otherwise reverse-engineer any Company Software, or (iv) requires the licensing of any Company Software to the general public for the purpose of permitting others to make derivative works of the Company Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the

Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). To the knowledge of the Company, none of the Company Software incorporates, or is distributed with, any Software that is subject to a Limited License, nor does any Company Software constitute a derivative work of, dynamically link with or otherwise interact with any such Software.
          (p) Except as set forth on Section 5.15(p) of the Company Disclosure Schedule, no government funding, facilities of a university, college, or other educational institution or research center was used in the creation or development of the Owned Intellectual Property or Company Software. To the knowledge of the Company, no current or former employee, consultant or independent contractor who was directly involved in, or who contributed directly to, the creation or development of any Owned Intellectual Property or Company Software has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property or Company Software. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property or Company Software, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.
          (q) For the purposes of this Agreement:
     (i) The term “Copyrights” means (A) any rights in original works of authorship fixed in any tangible medium of expression as set forth in the United States Copyright Act, 17 U.S.C. §101 et. seq., and any rights in mask works, registered and unregistered, as defined in 17 U.S.C. §901, (B) all registrations and applications to register the foregoing anywhere in the world, (C) all foreign counterparts and analogous rights anywhere in the world, and (D) all rights in and to any of the foregoing;
     (ii) The term “Intellectual Property” means any and all (A) Copyrights, Trademarks, and Patents and all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (B) Software, ideas, innovations, inventions (whether or not patentable, reduced to practice, or the subject of an application for Patent), know-how and show-how, trade secrets, works of authorship, and confidential technical and non-technical information, (C) moral rights and author’s rights, (D) all other industrial, proprietary and intellectual property related rights anywhere in the world, and all renewals and extensions of any of the foregoing, regardless of whether or not such rights have been registered with the appropriate authorities in such jurisdictions in accordance with the relevant legislation, (E) copies and tangible embodiments of all the foregoing, in whatever form or medium, (F) all rights in and to any of the foregoing, including the right to sue, recover, and retain damages, costs, and attorneys’ fees for past and present infringement or misappropriation of any of the foregoing;
     (iii) The term “Owned Intellectual Property” means Intellectual Property currently owned by or subject to an obligation to be assigned to the Company and its Subsidiaries;
     (iv) The term “Patents” means (A) all classes and types of patents (including national and multinational statutory invention registrations, utility models, petty patents, design patents and industrial designs) and the inventions covered thereby and any enhancements or improvements thereto (including the exclusive right to use, make, have made, sell, offer to sell and import the inventions), (B) invention disclosures, provisional patent applications, patent applications, continuations, continuations-in-part, divisionals or substitutes of the original applications upon which the any of foregoing patent rights are based, (C) any reexaminations, reissues, renewals or extensions of any of the foregoing, (D) foreign counterparts (including national and multinational) of any of the foregoing, and (E) all rights in and to any of the foregoing;
     (v) The term “Software” means all computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion), and all related documentation, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and
     (vi) The term “Trademarks” means (A) all classes and types of trademarks, service marks, logos, trade dress and trade names, Web addresses and domain names, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), (B) registrations and pending applications to register any of the foregoing including any intent to use applications, supplemental registrations and any renewals or extensions, (C) goodwill associated with any of the foregoing, (D) foreign counterparts of any of the foregoing anywhere in the world, and (E) all rights in and to any of the foregoing.
     5.16 Owned and Leased Properties.
          (a) Neither the Company nor any Subsidiary of the Company currently owns or has ever owned any real property.
          (b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 5,000 square feet (the “Leased Real Property”), together with a true and complete list of all leases (including the parties thereto, date and address of the real property covered by the leases), lease guaranties, subleases, licenses, easements, and any other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property with space in excess of 5,000 square feet, entered into by the Company or any of its Subsidiaries, including all amendments, terminations and modifications (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. The Company or one of its Subsidiaries has a valid and existing leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term, subject to the terms of the Company Leases, to any Permitted Liens (as defined below) with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (c) With respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) except as set forth on Section 5.16(c)(ii) of the Company Disclosure Schedule, the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that, with notice or lapse of time or both, would constitute a default by the Tenant under the Company Lease for which such Company Lease could be terminated and, to the knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) neither the Tenant nor, to the knowledge of the Company, any other party has repudiated any material provision of any Company Lease; (v) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease; (vi) except for Permitted Liens, or as set forth on Section 5.16(c)(vi) of the Company Disclosure Schedule, the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (vii) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid in full through the respective dates such amounts are due thereunder; (viii) to the extent the Tenant is responsible therefor under the Company Lease, all facilities leased under the Company Lease have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation and use thereof by the Tenant and have been operated and maintained by the Tenant in accordance with applicable laws, rules and regulations, except for any such approvals, laws, rules or regulations, which if not obtained, or if not operated and maintained in accordance with which, would not materially and adversely affect the present use by the Tenant of the Leased Real Property; (ix) all facilities leased under the Company Lease are supplied with utilities and other services necessary for the operation of said facilities as used by the Tenant; (x) except as set forth on Section 5.16(c)(x) of the Company Disclosure Schedule, there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (xi) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened condemnation proceedings, lawsuits or administrative actions relating to Leased Real Property subject to the Company Lease; (xii) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any such Leased Real Property; and (xiii) all real estate Taxes and assessments owed by the Tenant which are due and payable with respect to the Leased Real Property have been paid prior to the delinquency thereof.
               (d) The Company has not received any notice of any special Tax assessment affecting any real property which the Company or any of its Subsidiaries is responsible for paying and, to the knowledge of the Company, no such assessments are pending or threatened. The zoning of each parcel of Leased Real Property permits the presently existing improvements thereon and the continuation of the business presently being conducted on such parcel. Neither the Company nor any of its Subsidiaries subleases any Leased Real Property to any Third Party other than to the Company and its Subsidiaries.
               (e) Except as set forth on Section 5.16(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Leased Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants and other encumbrances of any nature that have not had, and are not reasonably expected to have, a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (A) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (B) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (C) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (D) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use or value of the Company’s assets, (E) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (F) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Leased Real Property, (G) as to the Leased Real Property, Liens affecting the lessor which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (H) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries, (I) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (J) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which do not materially interfere with the present use of any property subject thereto or affected thereby and (K) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (A) through (K) constituting, “Permitted Liens”).
          5.17 Government Contracts. With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):
               (a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.17(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, and, unless fully performed in accordance with its terms, is binding on the parties thereto and in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.
               (b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Subsidiary of the Company nor any cost incurred by the Company or any of its Subsidiaries pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably likely to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced more than three (3) years before the date of this Agreement and is closed.
               (c) The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.
          5.18 Import and Export Control Laws. The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Company and its Subsidiaries conduct material business. Without limiting the foregoing:
               (a) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (“Export Approvals”);
               (b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;
               (c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;
               (d) Except as set forth on Section 5.18(d) of the Company Disclosure Schedule, no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if any such Export Approvals are required, they can be obtained expeditiously without material cost;
               (e) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company, indirectly), a Person located in, or otherwise has any operations in, or sales to, Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Libya, Rwanda, Syria or Sudan;
               (f) Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and
               (g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.

          5.19 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA and has made available to Parent copies of any such written controls and procedures.
          5.20 Consent Decrees. Section 5.20 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Entity resulting from any Actions by any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.
          5.21 Product Liability and Recalls.
               (a) Neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.
               (b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the knowledge of the Company, has it received any notifications from any Third Party or Governmental Entity that might give rise to any potential investigation, or the recall, of any product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.
          5.22 Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.
          5.23 Change of Control. The Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent from or the giving of notice to a Person pursuant to, permit a Person to terminate or accelerate vesting or repurchase rights or create any other detriment to the Company or any Subsidiary of the Company under the terms, conditions or provisions of, any Company Material Contract or Company Lease to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.
          5.24 Vote Required. The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the Shareholder Approval.
          5.25 Company Rights Plan. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issuable pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11(a)(ii) of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described under Section 13(a) of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.
          5.26 Brokers and Finders. Except for the Company’s engagement of Goldman, Sachs & Co. as its financial advisor, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman, Sachs & Co. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
               Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct.
          6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any change or effect that materially and adversely affects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.

          6.2 Authority; No Conflict; Required Filings and Consents.
               (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting enforcement of creditors’ rights generally now or hereafter in effect and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).
               (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.
               (c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the New York Stock Exchange and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
               (d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.
          6.3 Information Provided. The information concerning Parent and Merger Sub that is supplied by or on behalf of Parent expressly for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.
          6.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
          6.5 Brokers and Finders. Neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would have liability in connection with the Merger or the other transactions contemplated in this Agreement.
          6.6 Financing. Parent has immediately available funds to pay, in cash, the total Merger Consideration and necessary to perform Parent’s and Merger Sub’s other obligations under this Agreement (including all fees and expenses payable by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement).
ARTICLE VII
COVENANTS
          7.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent will not unreasonably be withheld or delayed, and except as otherwise expressly set forth in or contemplated by this Agreement or Section 7.1 of the Company Disclosure Schedule):
               (a) the business of it and its Subsidiaries will be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;
               (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries, (ii) amend its certificate of incorporation or by-laws (or its equivalent governing instruments), (iii) split, combine or reclassify its outstanding shares of capital stock, (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries, or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;
               (c) neither it nor any of its Subsidiaries shall (i) authorize, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind (including any “rights or poison pill” agreement) to acquire, any shares of its capital stock of any class, or any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated rights issuable pursuant to options and other stock-based awards outstanding on the date of this Agreement under the Company Stock Plans), or

(ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business, other than the sale of inventory in the ordinary course of business;
               (d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;
               (e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;
               (f) neither it nor any of its Subsidiaries shall (i) incur any Indebtedness or guarantee any such Indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) other than accounts receivable in the ordinary course of business, make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;
               (g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $200,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent;
               (h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
               (i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease; provided, that, nothing in this Agreement permits the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Sections 5.5(a)(iii)(B), 5.5(a)(vii) or 5.5(a)(viii) to the extent such Contract would survive after the Effective Time or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Sections 5.5(a)(iii)(B), 5.5(a)(vii) or 5.5(a)(viii), or (ii) except to the extent permitted by Section 7.2(a), enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

               (j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law, any express provision of this Agreement, or agreements, plans or arrangements existing on the date of this Agreement and disclosed on Section 5.9(a)-1 of the Company Disclosure Schedule, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;
               (k) neither it nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any matters reported as “Legal Proceedings” in any Company SEC Reports, or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement);
               (l) neither it nor any of its Subsidiaries shall make or rescind any material Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, in each case except in a manner consistent with past practice or as required by applicable Law;
               (m) neither it nor any of its Subsidiaries shall authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions; and
               (n) it will and will cause its Subsidiaries to: (i) timely file all material Tax Returns required to be filed by the Company or such Subsidiary, as the case may be, and, except as required by applicable Law, prepare such Tax Returns in a manner consistent with past practice, and (ii) timely pay or accrue all material Taxes due and payable by the Company and such Subsidiary, respectively, except with respect to matters contested in good faith;
provided, however, that nothing contained in this Agreement will give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.
          7.2 No Solicitation.
               (a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, on its or any of its Subsidiaries’ behalf, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(b), (iv) grant any waiver or release under any standstill or similar agreement by any Third Party who has made a Takeover Proposal, (v) take any action to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply, or (vi) authorize or direct any Company Representative to take any such action; provided, however, that nothing contained in this Section 7.2(a) or any other provision of this Agreement prohibits the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after receiving advice from its outside counsel, is required under applicable Law in order to comply with its fiduciary duties, or (C) notifying any Third Party solely of the existence of, and restrictions under, the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend, any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives and its Subsidiaries to, immediately terminate any existing activities, discussions, solicitations or negotiations with any Third Party conducted previously with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions set forth in Section 7.1 or this Section 7.2(a), nothing in this Agreement prevents the Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to adoption of this Agreement and approval of the Merger at the Company Meeting, information concerning its business, properties or assets, which information is not of greater scope, area or detail than was provided to Parent, to any Third Party pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Third Party who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Third Party who has made a Takeover Proposal prior to the date of this Agreement is considered a new Takeover Proposal made after the date of this Agreement); (x) none of the Company, its Subsidiaries and the Company Representatives has solicited, initiated, or knowingly facilitated or encouraged any Takeover Proposal, or otherwise directly or indirectly violated this Section 7.2 (other than unintentional breaches that (1) have not directly or indirectly resulted in the making of such Takeover Proposal and (2) otherwise have had only an immaterial impact on Parent’s rights under this Section 7.2); (y) such Third Party has submitted a Takeover Proposal that the Company Board has determined (after consulting with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (z) the Company Board determines in good faith, after receiving advice from its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Third Party from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company shall promptly (and in any event within one (1) Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute or lead to a Takeover Proposal, and the Company shall promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive, and provide a copy of any written proposal and the identity of the Third Party making the same. The Company shall inform Parent within twenty-four (24) hours after any change to the material terms of any such Takeover Proposal. Within twenty-four (24) hours after any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub a written notice advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Third Party making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal.
          (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement expressly permitted by and in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement and approval of the Merger at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (including, for such purpose, a withdrawal of such Company Board Recommendation) (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal (and, in connection therewith, take such action as shall be necessary to exempt such Superior Proposal from any Takeover Statute and the Company Rights Agreement), and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company has received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board has determined in good faith, after receiving advice from its outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three (3) Business Days have passed following Parent’s receipt of an Adverse Recommendation Notice (as defined below), and Parent does not make an offer within such three (3) Business Day period that is at least as favorable to the Company’s stockholders as the Superior Proposal, as concluded by the Company Board in its good faith judgment, after consultation with its financial advisors and receiving advice from its outside counsel (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following receipt of such offer and that the Company Board shall not withhold, withdraw or modify the Company Board Recommendation until the earlier of the receipt of Parent’s revised offer or three (3) Business Days after receipt by Parent of the Adverse Recommendation Notice).
          (c) For purposes of this Agreement:
     (i) The term “Adverse Recommendation Notice” means a written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a); provided, however, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period.
     (ii) The term “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (A) assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or (B) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries, in any such case pursuant to any transaction or series of transactions, including (I) a merger, consolidation, share exchange, or other business combination (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (II) a sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (III) a sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (IV) a tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries.
     (iii) The term “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than fifty percent (50%) of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including all legal, financial, regulatory and other aspects, including any financing condition and time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably likely to be consummated.
     (iv) The term “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction.
     (v) The term “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate of Parent.
     7.3 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance of its filing with the SEC or other applicable Governmental Entity and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, its staff or any other government officials, on the other hand, with respect to the Proxy

Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
     7.4 Company Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and SEC rules to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matters. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting shall not be limited or otherwise affected by a Change in Company Recommendation or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board shall recommend to the stockholders of the Company the adoption of this Agreement and approval of the Merger and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless such recommendation shall have been withdrawn or modified in accordance with Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and shall use commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
     7.5 Filings; Other Actions; Notification.
          (a) Subject to the terms of this Agreement, including Section 7.2 and Section 7.5(b), the Company and Parent shall each use commercially reasonable efforts to (i) take or omit to take, or cause to be taken or omitted, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other Third Party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their respective Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) any Antitrust Law (as defined below) and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations or orders, including (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information and with the right to withhold confidential information, providing copies of any proposed filings to be made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the transactions contemplated hereby (including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Entity and where practicable, gives the other party the opportunity to attend and participate thereat. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.5(a) modifies or affects their respective rights and responsibilities under Section 7.5(b).
     (b) Subject to the terms of this Agreement, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, cooperate and use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, as the case may be (collectively “Antitrust Laws”), to respond to requests of any Governmental Entity for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Parent nor any of its Affiliates are required to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other changes (including through a licensing arrangement) or restriction on, or other impairment of, Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.5 if any applicable Governmental Entity seeks a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act.
          (c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause the conditions in Section 8.2(a) or Section 8.3(a), as the case may be, not to be satisfied, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section 7.5 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
     7.6 Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations; provided, however, that no investigation pursuant to this Section 7.6 affects or modifies any representation or warranty made by the Company; and provided, further, that the foregoing do not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of any Person or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such Person to such inspection or disclosure or (b) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 7.6 must be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information that is made available pursuant to this Section 7.6 is governed by the terms of the Confidentiality Agreement.
     7.7 Notice of Certain Matters. Without limiting the Company’s obligations under Section 7.5(c), each party shall notify the other in writing promptly after learning of any of the following: (i) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any oral or written correspondence from any Third Party asserting or implying a claim against it or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to it and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably likely to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) any claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable by the Company; or (vi) any event that occurs after the date of this Agreement that, had it occurred prior to the date of this Agreement, would have constituted an exception to the representation set forth in Section 5.6(e). Each party shall use commercially reasonable efforts to give to the other party prompt notice of any representation or warranty made by such party contained in this Agreement known to have become untrue or inaccurate in any material respect, or any known failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.
     7.8 Removal of Company Common Stock From Pink Sheets. If immediately prior to the Effective Time, the Company Common Stock is quoted on the Pink Sheets, the Company shall give timely notice of removal of the Company Common Stock from quotation on the Pink Sheets to the Market Integrity Department of The Nasdaq Stock Market, and shall use its commercially reasonable efforts to cause the shares of Company Common Stock to cease to be quoted on the Pink Sheets effective as of the Effective Time and, if applicable, to report timely such event on Form 8-K.
     7.9 Publicity. The initial press release regarding the Merger will be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any Third Party and/or any Governmental Entity with respect thereto, except as may be required by Law. Notwithstanding anything to the contrary contained in this Section 7.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.
     7.10 Company and Parent Benefit Plans. Prior to the Effective Time, if requested by Parent in writing, the Company shall take, in accordance with the requirements of applicable Law, all actions necessary to terminate any or all Company Benefit Plans (other than employment agreements, consulting agreements and the Company Benefit Plans set forth in Section 7.10 of the Company Disclosure Schedule) effective immediately prior to the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.
     7.11 Loans to Company Employees, Officers and Directors. Prior to the Effective Time, the Company and its Subsidiaries shall take all action necessary so that all loans (other than loans under the Company’s 401(k) plan, travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors will no longer be outstanding as of the Effective Time.

     7.12 Indemnification; Directors’ and Officers’ Insurance.
          (a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation (and any successor entity to the Surviving Corporation) to indemnify and hold harmless each person who is now, who has been prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), arising out of or incurred in connection with any claim, action, suit, proceeding, demand or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation (or successor entity) within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, however, that any Third Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Third Party is not entitled to indemnification.
          (b) Subject to the next sentence, the Surviving Corporation (or successor entity) shall purchase, and Parent shall cause the Surviving Corporation (or successor entity) to purchase, at no expense to the Indemnified Parties, from the Effective Time, a six (6) year tail under the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the premium therefor would not be in excess of the percentage, as set forth in Section 7.12(b) of the Company Disclosure Schedule, of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.12(b) of the Company Disclosure Schedule (such percentage of the annual premium, the “Maximum Premium”). If the premium for such tail coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, the longest tail coverage as can be obtained for a premium not in excess of the Maximum Premium.
          (c) If Parent fails to comply with its obligations under this Section 7.12, and, in order to enforce an Indemnified Party’s rights under this Section 7.12, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.12, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.
          (d) The provisions of this Section 7.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and operate for the benefit of, and are enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8.
     7.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate the effects of such statute or regulation on such transactions.

     7.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     7.15 Litigation Insurance Policy. The Company agrees to cooperate as reasonably requested by Parent with respect to Parent’s assessment as to whether it is desirable to obtain additional insurance coverage relating to certain litigation matters set forth in Section 5.8 of the Company Disclosure Schedule (the “Litigation Insurance Policy”), including providing all reasonably requested information to agents and representatives of Parent. The Company acknowledges and agrees that such cooperation will also include, if requested by Parent not less than ten (10) Business Days prior to Closing, the Company using its reasonable best efforts to apply for, and purchase immediately prior to or concurrent with Closing, the Litigation Insurance Policy, such that the purchase will be reflected on the financial statements of the Company prior to Closing. The Company and its Subsidiaries shall be the named insureds on the Litigation Insurance Policy and Parent, Merger Sub and their respective Affiliates shall be named as additional insureds thereunder. Parent agrees to reimburse the Company for the premium paid with respect to any purchase by the Company of the Litigation Insurance Policy authorized by Parent pursuant to this Section 7.15 in the event that the Agreement is subsequently terminated by Parent pursuant to Section 9.2 or Section 9.4; provided, however, the Company agrees to terminate the Litigation Insurance Policy at the request of Parent and return to Parent any premium reimbursement from the insurer.
     7.16 Tax Returns.
          (a) As soon as practicable after the date hereof, the Company will provide to Parent the Company’s apportionment schedule for 2005 and similar available apportionment information for such other years as Parent may reasonably request (the “Apportionment Information”). Any Apportionment Information for the years ending December 31, 2002 and thereafter will be certified by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, the Apportionment Information is true, correct and complete. Any Apportionment Information for any other year, to the extent available, will be certified by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, it is true, correct, and, to the extent available, complete. The Apportionment Information for each relevant year will (i) for years ending December 31, 2002 and thereafter indicate all U.S. jurisdictions into which the Company and its Subsidiaries have sales or in which they own property or employ individuals, (ii) for other years, to the extent available, indicate all U.S. jurisdictions into which the Company and its Subsidiaries have sales or in which they own property or employ individuals, (iii) for any year, to the extent available, indicate any non-U.S. jurisdiction in which the Company and its Subsidiaries have sales or in which they own property or employ individuals, and (iv) indicate any jurisdiction in which the Company or any Subsidiary have filed income Tax Returns. The Company will cooperate with Parent as necessary, including by providing access to appropriate personnel to discuss the Apportionment Information and any additional information reasonably requested by Parent, in order to assist Parent’s review of the Apportionment Information. The Company will also supplement the provision of any Apportionment Information provided to Parent to the extent that, without such supplement, the Chief Financial Officer could not provide the required certificate under Section 7.16(b). Any provision of supplemental Apportionment Information by the Company to Parent will be via email to the individuals designated for such purpose in Section 10.6. Within twenty (20) days of receipt of the Chief Financial Officer’s certificate with respect to the initial Apportionment Information, and five (5) days of the receipt of any supplemental Apportionment Information, Parent will notify the Company in writing of any income Tax Return that it reasonably believes is delinquent but not disclosed on Section 5.12 of the Company Disclosure Schedule (each such written notice is referred to as a “Section

7.16(a) Notice”) and, if reasonably requested by the Company, Parent will provide in reasonable detail the legal basis for that belief for each such Tax Return. If the Company receives a Section 7.16(a) Notice within thirty (30) days of the Outside Date (as determined without regard to this sentence), and the failure to file each delinquent Tax Return set forth in a Section 7.16(a) Notice received within thirty (30) days of the Outside Date is the sole condition under this Agreement to Closing that has not been satisfied as of the Outside Date (as determined without regard to this sentence), the Outside Date will be extended such that the Outside Date will be thirty (30) days after the date the final Section 7.16(a) Notice is received by the Company. The parties acknowledge and agree that the filing of each delinquent Tax Return set forth in a Section 7.16(a) Notice by the Company or one of its Subsidiaries, as applicable, will be sufficient to satisfy the closing condition set forth in clause (B) of Section 8.2(m)(i). For purposes of this Section 7.16, the Company and Parent agree that a Tax Return will not be considered to be delinquent if (i) the relevant statute of limitations (after giving effect to any tolling, waiver, extension, or mitigation thereof) has expired; (ii) the Company or its Subsidiary has “substantial authority” within the meaning of Code section 6662(d)(2)(B)(i) (or a similar standard which avoids the imposition of penalties under applicable Law) not to file the Tax Return; or (iii) the parties otherwise agree that the Tax Return need not be filed.
          (b) At least five (5) days prior to Closing, the Company will provide to Parent a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to the effect that, to the best of his knowledge, (1) the Apportionment Information (as supplemented) provided pursuant to Section 7.16(a) for years ending on December 31, 2002 and thereafter remains true, correct and complete and the Apportionment Information (as supplemented) provided pursuant to Section 7.16(a) for any other year remains true, correct, and, to the extent available, complete and (2) the conditions set forth in Section 8.2(m) have been satisfied.
ARTICLE VIII
CONDITIONS
     8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement must have been adopted and the Merger approved at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.
          (b) Antitrust Laws. The waiting period applicable to the consummation of the Merger under the HSR Act must have expired or been terminated, any filings required to be made under any other applicable Antitrust Laws have been made, and any approvals required to be obtained under any other applicable Antitrust Laws must have been obtained or any required waiting periods must have expired or been terminated.
          (c) No Injunctions. No Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.
     8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies (other than with respect to Sections 5.2, 5.3 and 5.22 which must be true and correct in all material respects) that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule purported to have been made after the execution of this Agreement will be disregarded). Parent must have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each such executive officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.
          (b) Performance of Obligations of the Company. The Company must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent must have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
          (c) No Restraints. No action, investigation, proceeding or litigation may be instituted, commenced, pending or threatened:
     (i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or
     (ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.
No Governmental Entity of competent jurisdiction may have enacted, issued, promulgated, enforced or entered any Order imposing a Burdensome Condition.
          (d) Governmental Approvals. Other than the filing pursuant to Section 1.2, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub must have been made or obtained (as the case may be) except those that the failure to make or obtain could not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates would be subject to risk of criminal sanctions or any of their representatives would be subject to the risk of criminal or material civil sanctions.
          (e) Required Consents.
     (i) The consents, approvals or waivers indicated on Section 8.2(e)(i) of the Company Disclosure Schedule must have been obtained or made, as applicable.
     (ii) Those contracts on Section 8.2(e)(ii) of the Company Disclosure Schedule must remain in full force and effect as of the Effective Time.
          (f) No Company Material Adverse Effect. Since the date of this Agreement, there must not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Company Material Adverse Effect.
          (g) Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of the Company will have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports.
          (h) Company SEC Reports; Restatements. The Company will have filed all Company SEC Reports required to be filed by it with the SEC on or prior to the Closing Date. To the extent that the Company has publicly announced or otherwise disclosed to Parent that information contained in any Company SEC Report filed with the SEC prior to the date of this Agreement will be amended or superseded by a later filed Company SEC Report (a “Restatement”), the Company will have completed and filed such Restatement with respect to any and all such Company SEC Reports on or prior to the Closing Date. Any Restatement of a Company SEC Report filed with the SEC after the date of this Agreement will not have contained any information materially and adversely different from information contained in the Company SEC Report amended or superseded by such Restatement.
          (i) Intellectual Property Litigation. Since the date of this Agreement, no Person may have instituted or threatened any Action that challenges the validity and ownership of the Owned Intellectual Property, other than such Actions the outcome of which is not reasonably expected to result in a Company Material Adverse Effect.
          (j) SEC Investigation. The Staff of the SEC shall not have recommended that any charges or enforcement action be brought against the Company, its Subsidiaries or any of its current officers or directors in connection with the SEC Investigation, and the SEC shall not have authorized any such recommendation or issued a “Wells Notice” to the Company or any of its current officers or directors in connection with the SEC Investigation. There shall not be pending any action, suit, proceeding, hearing, arbitration, or investigation, in each case by any Governmental Entity (distinct from the SEC Investigation), of or against any director, officer or Key Employee of the Company or any of its Subsidiaries relating to the matters in the SEC Investigation. The term “SEC Investigation” means the matters relating to or arising under the formal investigation commenced by the SEC in December 2005 in connection with the Company’s accounting review of certain customer transactions, which investigation was publicly disclosed by the Company in its Current Report on Form 8-K filed on March 2, 2006.

          (k) Company Net Cash. The Company Net Cash must equal or exceed the Target Net Cash Amount as of the Closing Date, giving effect to any payments (other than payments of Expenses) required to be made by the Company or its Subsidiaries on or prior to the Effective Time in accordance with past payment practice. The term “Target Net Cash Amount” means $15 million, if the Closing Date occurs on or prior to July 31, 2007, and $13 million, if the Closing Date occurs after July 31, 2007, reduced in each case by the aggregate amount of all reasonable Expenses (whether incurred before or after the date hereof) paid after the date hereof.
          (l) Key Employees.
     (i) Each of the employees of the Company or one of its Subsidiaries set forth on Section 8.2(l) of the Company Disclosure Schedule as “Group 1 Employees” as of the date hereof have entered into a retention agreement with Parent, and seventy five percent (75%) of such Group 1 Employees (in accordance with the parameters set forth on Section 8.2(l)(i) of the Company Disclosure Schedule) will still be on-the-job and performing their usual and customary duties for the Company or one of its Subsidiaries immediately before the Effective Time.
     (ii) At least eighty percent (80%) of the employees of the Company or one of its Subsidiaries set forth on Section 8.2(l) of the Company Disclosure Schedule as “Group 2 Employees” will still be on-the-job and performing their usual and customary duties for the Company or one of its Subsidiaries immediately before the Effective Time.
          (m) Tax Returns.
     (i) The Company has filed each U.S. federal income Tax Return for the affiliated group of corporations for which the Company is the common parent for the years ending on or before the date of this Agreement that is delinquent as of the date of this Agreement and provided Parent with a copy of such Tax Returns. Either the Company or one of its Subsidiaries, as applicable, has filed (A) each other income Tax Return which has been disclosed on Section 5.12 of the Company Disclosure Schedule as being delinquent, and (B) each other income Tax Return, if any, that Parent and the Company agree is delinquent after the date of this Agreement pursuant to Section 7.16, and the Company has provided Parent with a copy of such Tax Returns. Parent will have received the certificate specified in Section 7.16(b).
     (ii) For purposes of clauses (A) and (B) of the second sentence of Section 8.2(m)(i), the Profit Tax Returns for Terayon Hong Kong Limited will not be considered to be delinquent as of the date of this Agreement.
     8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Parent Material Adverse Effect. The Company must have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company must have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
ARTICLE IX
TERMINATION
     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company by action of the Company Board and Parent.
     9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by Parent or the Company by action of the Company Board and by written notice if:
          (a) the Merger is not consummated by September 21, 2007 (as such date may be extended by mutual written consent of Parent and the Company) (the “Outside Date”);
          (b) the approval of the Company’s stockholders required by Section 8.1(a) is not obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the approval of this Agreement and the Merger is taken at such Company Meeting or adjournment or postponement thereof); or
          (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, whether before or after the Company Meeting (provided such party used commercially reasonable efforts to have such Order lifted);
provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the Merger to be consummated; provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company must have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified in Section 9.5.
     9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by the Company by action of the Company Board:
          (a) if prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, (i) the Company Board, pursuant to and in compliance with Section 7.2, has approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company has paid to Parent the Termination Fee then due and payable under Section 9.5; provided, however, that (A) prior to such termination pursuant to this Section 9.3(a), the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding Alternative Acquisition Agreement concerning a Superior Proposal promptly following the Waiting Period (as defined below), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements relating to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement changes at any time after giving notification of such Superior Proposal); or
          (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company will not be available to the Company if the Company is at that time in material breach of this Agreement.
     9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:
          (a) if a Company Triggering Event (as defined below) has occurred; or
          (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that the condition set forth in Sections 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within twenty (20) days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent will not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.
For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if:
     (A) the Company Board fails to recommend approval of this Agreement and the Merger in the Proxy Statement, a Change in Company Recommendation occurs or the Company Board resolves to make a Change in Company Recommendation;
     (B) the Company Board recommends to the stockholders of the Company a Competing Transaction or publicly announces that it intends to do so or enters into any Alternative Acquisition Agreement accepting any Competing Transaction;
     (C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this

Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;
     (D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm to Parent the approval or recommendation of the Merger and this Agreement within five (5) Business Days after such request; or
     (E) the Company or any of its officers, directors, representatives, or agents knowingly and materially breaches its obligations under Sections 7.2 or 7.5.
     9.5 Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) becomes void and of no effect with no liability or obligation on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided in this Agreement, no termination relieves any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement affects the obligations of the parties contained in the Confidentiality Agreement, all of which obligations survive in accordance with their terms.
          (b) The Company shall pay to Parent a fee equal to $5,250,000 (the “Termination Fee”), by wire transfer of immediately available funds on the date that the Termination Fee is due as provided below, in the event this Agreement is terminated:
     (i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following occurs:
     (A) after the date of this Agreement and prior to the Company Meeting, any Third Party makes a Takeover Proposal (substituting 35% for the 15% threshold in the definition of Competing Transaction for purposes of this Section 9.5(b)(i)) to the Company or publicly discloses or announces an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the date of the Company Meeting; and
     (B) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the Company’s stockholders or otherwise does not oppose, a Competing Transaction with such Third Party;
     (ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, a Company Triggering Event shall have occurred or (B) pursuant to Section 9.3(a); or
     (iii) by Parent pursuant to Section 9.4(a).
The Company shall pay to Parent the Termination Fee no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Competing Transaction, failure to oppose a Competing Transaction or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. Parent and Merger Sub agree that payment of the Termination Fee, if such fee is actually paid, will be the sole and exclusive remedy of Parent and Merger Sub upon termination of this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.
ARTICLE X
MISCELLANEOUS AND GENERAL
     10.1 Survival. This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.12 (Indemnification; Directors’ and Officers’ Insurance) will survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement will survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement will not survive the consummation of the Merger or the termination of this Agreement.
     10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in a writing signed on behalf of each of the parties hereto; provided, that no amendment, modification or supplement may be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by applicable Law.
     10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.
     10.4 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each such counterpart being deemed to be an original instrument, and all such counterparts together constitute the same agreement.
     10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) THIS AGREEMENT IS DEEMED TO BE MADE IN AND IN ALL RESPECTS INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF

DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING WILL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.
     10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others will be in writing and shall be deemed to have been duly given (i) when delivered personally or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery within two (2) Business Days), (ii) on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or (iii) on the next Business Day if transmitted by a national recognized next-day courier:

(a)	if to Parent or Merger Sub, to:

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
	Attention:	General Counsel
	Facsimile:	(847) 576-3750

with a copy (which will not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive
Chicago, Illinois 60601
	Attention:	Oscar A. David, Esq.
	Facsimile:	(312) 558-5700

(b)	if to the Company, to:

Terayon Communication Systems, Inc.
2450 Walsh Avenue
Santa Clara, California 95051
	Attention:	Chief Executive Officer
	Facsimile:	(408) 727-6204

with a copy (which will not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
	Attention:	Alan Mendelson, Esq.
Laura Bushnell, Esq.
	Facsimile:	(650) 463-2600
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Notwithstanding the above, the provision of supplemental Apportionment Information by the Company to Parent pursuant to Section 7.16(a) will be made via email to Allen Ashley of Parent (allen.ashley@motorola.com) and Roger Lucas of Winston & Strawn LLP (rlucas@winston.com).
     10.7 Entire Agreement. This Agreement (including any annexes, exhibits and schedules to this Agreement), the Company Disclosure Schedule and the Mutual Non-disclosure Agreement, dated October 26, 2006, by and between the Company and Parent, as amended (as may be further amended in writing, the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter of this Agreement.
     10.8 No Third Party Beneficiaries. Except as provided in Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and is not to be deemed or construed to confer upon any Person other than the parties who are signatories to this Agreement any rights or remedies hereunder. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other party in accordance with and subject to the terms of this Agreement. The parties further agree that the rights of third party beneficiaries under Section 7.12 do not arise unless and until the Effective Time occurs.
     10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10 Definitions. Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.
     10.11 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision does not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of any such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of it, in any other jurisdiction.
     10.12 Interpretation; Construction.
          (a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and do not limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference is to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Whenever the word “shall” or similar word is used in this Agreement, it means “has a duty to” and the words “shall not” or similar words mean “has a duty not to.” For purposes of this Agreement, “knowledge” of the Company shall mean the actual knowledge, after reasonable due inquiry, of those persons set forth on Section 10.12 of the Company Disclosure Schedule.
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     10.13 Assignment. This Agreement is not assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub will be deemed references to such other Subsidiary, except that all representations and warranties made with respect to Merger Sub as of the date of this Agreement will be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.
     10.14 Expenses. Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
(This space intentionally left blank)

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By:	/s/ Geoffrey S. Roman

Name:	Geoffrey S. Roman

Title:	Corporate VP

MOTOROLA GTG SUBSIDIARY VI CORP.

By:	/s/ Donald F. McLellan

Name:	Donald F. McLellan

Title:	Corporate Vice President

TERAYON COMMUNICATION SYSTEMS, INC.

By:	/s/ Jerry D. Chase

Name:	Jerry D. Chase

Title:	CEO

EXHIBIT A

FIRST:	The name of the corporation is Motorola GTG Subsidiary VI Corp.

SECOND:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

THIRD:	The name of the corporation’s initial agent for service of process in the state of Delaware is:

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801
County of New Castle

FOURTH:	The total number of shares which the corporation shall have authority to issue is One Thousand (1,000) with $.01 par value.